CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 19, 2021 with respect to the financial statements and financial highlights of ACAP Strategic Fund for the year ended September 30, 2021 which are contained in the Prospectus and Statement of Additional Information contained in this Registration Statement. We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the caption “Financial Highlights” in the Prospectus and the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Philadelphia, Pennsylvania
January 14, 2022